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                                                                     EXHIBIT 6.3


                           CONTINUING LIMITED GUARANTY

      THIS CONTINUING LIMITED GUARANTY (the "Guaranty") is entered into as of April 17, 1997 (the "Effective Date") by WARREN E. LEVY, an individual ("Guarantor") in favor of CAPITAL BUSINESS CREDIT, A DIVISION OF CAPITAL FACTORS, INC., a Florida corporation ("Lender").

      Guarantor, in order to induce Lender to enter into a financing relationship with WSL, INC., a California corporation ("Borrower"), and for the benefit of Lender, agrees as set forth below.

1. RECITALS. This Guaranty is executed and delivered to Lender in connection with the execution of a Loan and Security Agreement, dated of even date herewith, between Borrower and Lender (the "Loan Agreement"). There are a number of additional agreements that have been entered into in connection with the Loan Agreement (collectively, including the Loan Agreement, as amended from time to time, referred to as the "Loan Documents)". For example, the Loan Documents may include promissory notes, security agreements, subordination agreements, deeds of trust and other guaranties.

2. DEFINITIONS. Any capitalized term not otherwise defined in this Guaranty shall have the meaning given to the term in the Loan Documents.

3. GUARANTY. Guarantor unconditionally guaranties to Lender the timely (whether as scheduled or upon acceleration) payment and performance by Borrower of all of the following, whenever and however they may arise (the "Guarantied Obligations"): (i) the debts, liabilities, obligations, covenants, interest, commissions, fees, and other charges or amounts due under the Loan Documents;
(ii) the other obligations set forth in or arising out of the Loan Documents;
(iii) any obligations of Borrower owing to any third parties which are assigned to Lender; (iv) any liabilities, costs or expenses, including attorneys' fees, incurred by Lender in connection with enforcing Lender's rights under the Loan Documents; (v) any of the foregoing arising out of, in connection with or following any renewals (including renewals of obligations which had been previously satisfied), extensions, modifications, alterations and rearrangements of any of the Loan Documents; (vi) any of the foregoing arising after Borrower has commenced or becomes subject to any case under the Bankruptcy Code, including any advances made to Borrower, any interest that accrues after the filing of the bankruptcy petition (even if the interest cannot be collected in the proceeding under the Bankruptcy Code), and attorneys' fees. If Borrower fails to pay or perform any of the Guarantied Obligations, Guarantor will




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immediately pay or perform such Guarantied Obligation. NOTWITHSTANDING ANYTHING
HEREIN TO THE CONTRARY, THE MAXIMUM LIABILITY OF GUARANTOR UNDER THIS GUARANTY IS LIMITED TO THE PRINCIPAL AMOUNT OF ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000.00), PLUS ACCRUED AND UNPAID INTEREST, AND ANY COSTS, EXPENSES AND FEES OF ENFORCEMENT OF THIS GUARANTY OR THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT IF ANY OF THE GUARANTIED OBLIGATIONS ARISE FROM LENDER MAKING AN ADVANCE AGAINST ACCOUNTS (AS DEFINED IN THE LOAN AGREEMENT) THAT ARE FRAUDULENT, SPURIOUS, NOT BONA FIDE OR FROM LENDER'S RELIANCE ON FALSE INFORMATION WHICH WAS PROVIDED BY BORROWER TO LENDER WHERE BORROWER EITHER KNEW THAT SUCH INFORMATION WAS FALSE OR BORROWER WAS GROSSLY NEGLIGENT IN PROVIDING SUCH INFORMATION TO LENDER, THEN THE LIABILITY OF GUARANTOR FOR SUCH GUARANTIED OBLIGATIONS SHALL BE UNLIMITED. IN CONNECTION WITH THE FOREGOING, GUARANTOR SHALL NOT BE LIABLE FOR ANY PUNITIVE DAMAGES UNLESS THE GUARANTOR INDIVIDUALLY OR WITH OTHERS CAUSED SUCH ACCOUNTS (AS DEFINED IN THE LOAN AGREEMENT) TO BE PLEDGED TO LENDER OR CAUSED SUCH FALSE INFORMATION TO BE PROVIDED TO LENDER. IN THE EVENT THAT SUBSEQUENT TO THE EFFECTIVE DATE OF THIS GUARANTY ADDITIONAL SHARES OF COMMON STOCK OF BORROWER ARE ISSUED TO THIRD PARTIES THEREBY LOWERING THE PERCENTAGE OF GUARANTOR'S OWNERSHIP INTEREST IN BORROWER, THEN, SO LONG AS NO EVENT OF DEFAULT THEN EXISTS UNDER THE LOAN DOCUMENTS, LENDER AGREES TO CONSIDER A REQUEST FROM GUARANTOR FOR A REDUCTION IN THE MAXIMUM ONE MILLION FOUR HUNDRED THOUSAND ($1,400,000) OF PRINCIPAL LIABILITY SET FORTH ABOVE TO AN AMOUNT COMMENSURATE WITH THE RESULTING PERCENTAGE OF GUARANTOR'S OWNERSHIP INTEREST IN BORROWER; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE MAXIMUM PRINCIPAL LIABILITY BE REDUCED BELOW ONE MILLION DOLLARS ($1,000,000).

4.      LENDER'S DIRECT RIGHTS.

        4.1 GUARANTY OF PAYMENT. This is a guaranty of payment and performance and is not a guaranty of collection.

        4.2 DIRECT RIGHTS AGAINST GUARANTOR. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), Lender may enforce its rights under this Guaranty without first seeking to obtain payment or performance from or without resorting to: (i) Guarantor (the undersigned), meaning that Lender may delay, in Lender's sole and complete discretion, in the exercise of rights against Guarantor; (ii) Borrower; (iii) any other guarantor; or (iv) any collateral Lender may hold for the Guarantied Obligations; (iv) any other remedy or right that Lender may have.

        4.3     BORROWER'S BANKRUPTCY.   Upon the occurrence of an Event of
Default (as defined in the Loan Agreement), Lender may immediately pursue its rights under this



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Guaranty, even though Lender may be stayed from accelerating or collecting the
Guarantied Obligations from Borrower.

        4.4 WAIVER OF PRIORITY OF COLLECTION. Guarantor waives any rights Guarantor may have to require Lender to proceed against the Borrower or to pursue any other remedy in Lender's power which Guarantor cannot pursue which would lighten Guarantor's burden. In addition, Guarantor waives Guarantor's right to benefit from every security which now or hereafter exists for the performance of the Guarantied Obligations or for the performance of any other guarantor's obligations owing to Lender. If Lender decides to proceed first to exercise any other remedy or right, or to proceed against another person or any collateral, Lender retains all of Lender's rights under this Guaranty.

5. CONTINUING GUARANTY AND REVOCATION. This Guaranty guaranties the Guarantied Obligations, including Borrower's existing obligations under the Loan Documents, as well as all future advances made under the Loan Documents. This Guaranty also guaranties Borrower's future liability under successive transactions which either continue the Guarantied Obligations or from time to time renew some or all of them after having been satisfied and to that extent is a continuing guaranty of the Guarantied Obligations. Guarantor may not terminate or revoke this Guaranty. Guarantor irrevocably waives any right he has, including any rights under California Civil Code Section 2815, to terminate or revoke the continuing nature of this Guaranty and its application to any Guarantied Obligations arising after any attempt to terminate this Guaranty.

6. NO NOTICE REQUIRED. Guarantor will not be released or exonerated from Guarantor's obligations under this Guaranty if Guarantor is not notified by Lender of these events: (i) Borrower's failure to pay timely any amount owed under any of the Loan Documents or to pay or perform any of the other Guarantied Obligations; (ii) Borrower's failure to perform any other obligation under any of the Loan Documents; (iii) any adverse change in Borrower's financial condition of business; (iv) Lender's acceptance of this Guaranty; (v) all other notices to which Guarantor might be entitled.

7. GUARANTOR'S ADDITIONAL WAIVERS. Guarantor waives any right Guarantor may have to require any of the following acts: demand; presentment; diligence; protest; notice of dishonor; and any other notice to which Guarantor may be entitled.

8. NO RELEASE OF GUARANTOR. Lender may do or suffer any of the following, by action or inaction, without releasing or exonerating Guarantor from any of Guarantor's obligations under this Guaranty and without notifying Guarantor of any



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of the following: (i) renew, extend, rearrange, alter, impair, suspend or otherwise modify any of the other Loan Documents, any of the Guarantied Obligations or any of the rights or remedies of Lender under the Loan Documents;
(ii) release Borrower or any other guarantor from any of the Guarantied Obligations; (iii) sell, release, subordinate, impair, suspend, waive or otherwise fail to obtain, perfect or realize upon (or continue the perfection of) a security interest in any collateral for any of the Guarantied Obligations, this Guaranty or any other guaranty of the Guarantied Obligations; (iv) exercise Lender's rights in any collateral for any of the Guarantied Obligations, this Guaranty or any other guaranty of the Guarantied Obligations in any order that Lender may elect in its sole discretion; (v) advance additional funds to or for the benefit of Borrower; (vi) foreclose on any collateral for the Guarantied Obligations, or any portion thereof (including the collateral provided under a deed of trust) or a guaranty of the Guarantied Obligations, or any portion thereof in a manner that diminishes, impairs or precludes the right of Guarantor to enjoy any rights of subrogation against Borrower or any other guarantor, or to obtain reimbursement, performance, or indemnification for payment or performance under this Guaranty (in this connection, Guarantor waives any rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a Guarantied Obligation or any other guaranty, has destroyed Guarantor's rights of subrogation and reimbursement against Borrower or any other guarantor by operation of law and, in addition, Guarantor waives any defenses arising under Uniform Commercial Code Sections 1103 and 9501 et seq.); (vii) permit or suffer the impairment of any of the Guarantied Obligations in a case under the Bankruptcy Code by or against Borrower; (viii) make an election under Bankruptcy Code Section 1111(b)(2) in a case by or against Borrower; (ix) permit or suffer the creation of secured or unsecured credit or debt under Bankruptcy Code
Section 364 in a case by or against Borrower; (x) permit or suffer the disallowance, avoidance or subordination of any of the Guarantied Obligations or collateral for any of the Guarantied Obligations; (xi) fail to exercise any right or remedy Lender may have with respect to the payment or performance of, any of the Loan Documents or any of the Guarantied Obligations; or (xii) fail to obtain a guaranty, other assurance of payment, or credit enhancement from any other person.

9. WAIVER OF SUBROGATION, REIMBURSEMENT, PERFORMANCE AND INDEMNIFICATION. Guarantor permanently waives and shall not seek to exercise any of the following rights that Guarantor may have against Borrower, any other guarantor, or any collateral provided by Borrower or any other guarantor, for



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any amounts paid by Guarantor, or acts performed by Guarantor under this
Guaranty: (i) all rights that Guarantor may have, upon satisfying the Guarantied Obligations, or any portion thereof, to enforce any remedies which Lender then has against Borrower and to require any other guarantor to contribute to the amount paid by Guarantor in connection with this Guaranty (including, without limitation, any right of subrogation, whether contractual, under Section 509 of the Bankruptcy Code, other similar insolvency laws or arrangements, or otherwise); (ii) all rights that Guarantor may have to the benefit of any security for the performance of the Guarantied Obligations or the performance by any other guarantor of the Guarantied Obligations; (iii) all rights of reimbursement from Borrower for the amounts paid by Guarantor in connection with the Guarantied Obligations (including costs and expenses); (iv) any right to compel client to perform the Guarantied Obligations when due; or (v) all rights of indemnification from Borrower, any other guarantor or any other third party. Guarantor irrevocably waives and releases Borrower from all "claims" (as defined in Section 101(4) of the Bankruptcy Code) to which Guarantor is or would be entitled by virtue of this Guaranty of the Guarantied Obligations or the payment of all or a portion of the Guarantied Obligations by Guarantor pursuant to this Guaranty.

10.     SUBORDINATION OF GUARANTOR.

        10.1 SUBORDINATION OF CLAIMS. Upon the occurrence of a default under Paragraph 11 hereof or an Event of Default under the Loan Agreement, where such default pursuant to Paragraph 11 hereof or Event of Default under the Loan Agreement is not timely cured during any applicable cure period, if any, then at all times thereafter all principal and interest on all then existing and future indebtedness, liabilities, and obligations of Borrower, any other guarantor or any other third party that is also indebted to Lender owing to Guarantor, whether fixed or contingent, matured or unmatured, and liquidated or unliquidated (the "Subordinated Debt") shall be subordinated in right of payment to the payment and performance of the Guarantied Obligations, the obligations of such other guarantor owing to Lender, or the obligations of such other third party owing to Lender, as appropriate. The subordination, once effective, shall be irrevocable so long as the Loan Documents remain in effect or any of the Guarantied Obligations are outstanding.

        10.2 PAYMENTS. In the event the subordination becomes effective pursuant to Paragraph 10.1 hereof, then Guarantor agrees that:



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                A.    Guarantor will not thereafter accept any
                      payments on any of the Subordinated Debt.

                B. If Guarantor receives any payment on the Subordinated Debt following the subordination becoming effective pursuant to Paragraph 10.1, Guarantor shall immediately deliver the payment to Lender.

                C. If Guarantor receives any payments, security interests, or other rights in any property of Borrower in violation of the subordination, such payment or property shall be received by Guarantor in trust for Lender and shall immediately be delivered and transferred to Lender.

        10.3 ATTORNEY-IN-FACT. Guarantor appoints Lender, conditioned upon the subordination becoming effective pursuant to Paragraph 10.1 hereof, as Guarantor's attorney-in-fact to file claims, vote on any plan of reorganization and receive payments, on behalf of Guarantor with respect to any of the Subordinated Debt in any case by or against Borrower under the Bankruptcy Code (including Chapters 7 or 11), any assignment for the benefit of creditors made by Borrower, or in any other reorganization or insolvency proceeding.

            10.4 LIMITATION ON ACTIONS. So long as any of the Guarantied Obligations remain unpaid, in whole or in part, or so long as the Loan Documents remain in effect, Guarantor agrees: (i) not to sell, assign, transfer, pledge, or give a security interest in the Subordinated Debt (except subject expressly to this Guaranty); (ii) not to enforce or apply, or take any steps to enforce or apply, any security now or hereafter existing, for the Subordinated Debt; (iii) not to commence, prosecute or participate in any administrative, legal or equitable action against Borrower or in any administrative, legal or equitable action that might adversely affect Borrower; and (iv) not to join in any petition for bankruptcy, assignment for the benefit of creditors, or creditors' agreement against Borrower.

11. DEFAULT. Upon the happening of any of the following events: the occurrence of an Event of Default under the Loan Agreement which is not timely cured during any applicable cure period, any revocation, breach or termination by Guarantor of this Guaranty, or suspension of business of Guarantor, or the issuance of any writ of attachment against any of the property of Guarantor where such writ is not dismissed or discharged within fifteen (15) days from the date that it was first issued, or the making by Guarantor of any assignment for the benefit of creditors,



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or a trustee or receiver being appointed for Guarantor or for any property of
Guarantor, or any proceeding being commenced by or against Guarantor under any bankruptcy, reorganization, adjustment of debt, insolvency, receivership, liquidation or dissolution law or statute and, in the case of such a proceeding being commenced against Guarantor, such proceeding is not dismissed within thirty (30) days following the commencement date thereof, then and in any such event and at any time thereafter, Lender may, without notice to Borrower or Guarantor, declare any or all of the Guarantied Obligations, whether or not then due, immediately due and payable by Guarantor under this Guaranty, and Lender shall be entitled to enforce the obligations of Guarantor hereunder.

12.     MISCELLANEOUS.

        12.1 REVIVAL OF DEBT. Notwithstanding any revocation of this Guaranty, Guarantor's obligations under this Guaranty shall include and shall be increased by the amount returned by Lender which was previously paid by Borrower or any other guarantor of any of the Guarantied Obligations prior to the effectiveness of such revocation because of the application of the Bankruptcy Code, any fraudulent transfer law, or any law respecting preferences.

        12.2 EFFECT OF COMPLIANCE. Except as is expressly provided in the last sentence of Paragraph 3 hereof, Guarantor's compliance with any of the provisions of this Guaranty will not reduce or affect in any manner the liability of Guarantor under the any of the other provisions of this Guaranty.

        12.3 NO MARSHALING. Lender has no obligation to marshal any assets in favor of Guarantor, or against or in payment of: (i) any of the Guarantied Obligations, or (ii) any other obligation owed to Lender by Guarantor, Borrower, or any other person.

        12.4 FEES AND COSTS. Guarantor will pay all of Lender's fees and costs incurred in enforcing this Guaranty, including Lender's reasonable attorneys' fees (including without limitation any attorneys fees' incurred by Lender in connection with any probate claim, bankruptcy claim, third-party claim, secured creditor claim, reclamation complaint, and complaint for relief from any stay under the U.S. Bankruptcy Code or otherwise).

        12.5 ASSIGNMENT. Guarantor may not assign Guarantor's obligations or liabilities under this Guaranty. Subject to the preceding sentence, this Guaranty shall be binding upon the parties hereto and their respective heirs, executors, successors, representatives and assigns and shall



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inure to the benefit of the parties hereto and their respective successors and assigns. Lender may assign its rights under this Guaranty.

        12.6 APPLICABLE LAW. The laws of the State of California will apply to the interpretation and enforcement of this Guaranty, without regard to California's internal laws regarding conflicts of law.

        12.7 INTEGRATION. This Guaranty is the entire agreement of Guarantor with respect to the subject matter of this Guaranty.

        12.8 RIGHTS CUMULATIVE. All of Lender's rights under this Guaranty are cumulative. The exercise of any one right does not exclude the exercise of any other right given in this Guaranty or any other right of Lender not set forth in this Guaranty.

        12.9 RULES OF CONSTRUCTION. The following rules shall apply in interpreting the meaning of this Guaranty: (i) "Includes" and "including" are not limiting; (ii) "Or" is not exclusive; and (iii) "All" includes "any" and "any" includes "all."

        12.10 SEVERABILITY. If any provision of this Guaranty is unenforceable, or otherwise invalid, the remaining provisions of this Guaranty shall be enforced to the fullest possible extent.

        12.11 NOTICES. Any notice given in connection with this Guaranty shall be in writing addressed to the respective party at its address set forth below its signature on the last page of this Guaranty and may be personally served, telecopied or sent by overnight courier service or United States certified mail, postage prepaid; provided, however, that any notice of revocation of this Guaranty may only be sent by United States certified mail, postage prepaid. Notices shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if confirmed and if transmitted on a business day before 4:00 p.m. or, if not, on the next succeeding business day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by United States certified mail, five business days after depositing in the United States mail, with postage prepaid and properly addressed. The address for notices may be changes by delivering written notice of such change in accordance with this Paragraph.



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        12.12 JOINT AND SEVERAL LIABILITY. The obligations hereunder of the persons or entities constituting Guarantor under this Guaranty are joint and several.

        12.13 HEADINGS; NUMBER; GENDER. Paragraph headings used in this Guaranty are for convenience only. They are not a part of this Guaranty and shall not be used in construing this Guaranty. Wherever appropriate in this Guaranty, the singular shall be deemed to also refer to the plural, and the plural to the singular.

        12.14 REVIEW OF DOCUMENTS. Guarantor acknowledges reviewing copies of, and is fully familiar with, each and every Loan Document.

        12.15 COUNTERPARTS. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed one and the same agreement.

13.     ACKNOWLEDGMENT OF WAIVERS AND LOSS OF DEFENSES.

        13.1 Guarantor acknowledges that certain provisions of this Guaranty operate as waivers of rights that Guarantor would otherwise have under applicable law. Other provisions permit Lender to take actions that Lender would otherwise not have a right to take, to fail to take actions that Lender would otherwise have an obligation to take, or to take actions that may prejudice Guarantor's rights and obligations under this Guaranty and against the Borrower. In the absence of these provisions Guarantor might have defenses against Guarantor's obligations under this Guaranty. These defenses might permit Guarantor to avoid some or all of Guarantor's obligations under this Guaranty.

        13.2 Guarantor intends by the waivers and other provisions of this Guaranty, including the acknowledgement set forth in this section, to be liable to the greatest extent permitted by law for all of Borrower's obligations to Lender. Guarantor intends to have this liability even if the terms of the Loan Documents change or if Guarantor does not have any rights against Borrower.

        13.3 Guarantor acknowledges that (i) Guarantor understands the seriousness of the provisions of this Guaranty; (ii) Guarantor has had a full opportunity to consult with counsel of Guarantor's choice; and (iii) Guarantor has consulted with counsel of Guarantor's choice or has decided not to consult with counsel.

14.     WAIVER OF JURY TRIAL.  GUARANTOR AND LENDER EACH WAIVE
ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING
RELATING TO THIS GUARANTY.



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        IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.


                                    /s/ Warren E. Levy
                                    Warren E. Levy

                                    Address       c/o United Golf Products, Inc.
                                                  20301 Nordhoff Street
                                                  Chatsworth, CA 91311
                                    Phone No.     (818) 349-3164
                                    Fax No.       (818) 349-3985
                                    Social Security No._______________


        LENDER hereby accepts this Guaranty and agrees to the provisions contained in Paragraph 14.

                                    CAPITAL BUSINESS CREDIT,
                                    A DIVISION OF CAPITAL FACTORS,
                                    INC.,
                                    a Florida corporation

                                    By   /s/ Nathan L. Hugg
                                      ------------------------------------
                                    Title:   Vice President
                                    Address     700 S. Flower Street
                                                Suite 2001
                                                Los Angeles, CA 90017-4101
                                    Fax No.     (213) 891-1324



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